Exhibit 10.86

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made and entered into on November 15, 2019 (the “Signature Date”), by and between Caesars Enterprise Services, LLC (the “Company”) and Les Ottolenghi (“Executive”) (each a “Party” and collectively, the “Parties”).

WHEREAS, Executive and the Company entered into that certain Employment Agreement, (the “Employment Agreement”), dated January 18, 2016, as amended March 8, 2017 (a copy of which is attached hereto as Exhibit A, and is incorporated by reference).

WHEREAS, Executive’s last day of employment with the Company is November 15, 2019 (the “Date of Termination”).

WHEREAS, the Parties now enter into this Agreement for the purposes of resolving all claims of any kind that Executive has or might have against the Company and the “Released Parties” (as defined herein), through the date this Agreement is executed by all Parties, including, without limitation, those claims arising out of or relating in any way to Executive’s employment by or termination from employment with the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises set forth herein, the Parties agree that the foregoing recitals are true and correct and are incorporated herein as if fully set forth, and further agree as follows:

1.    Monetary Consideration by the Company. In consideration for Executive’s entering into and signing this Agreement and complying with its terms, the Company agrees, upon satisfaction of the conditions identified herein, as follows:

a.
The Company will pay to Executive, as salary continuation pay, 78 weeks’ pay (minus standard payroll deductions) (“Salary Continuation”), which totals $930,187.50 before standard payroll deductions, with the first installment to commence no later than the first regular payroll date following the date the ADEA Release (as defined below) becomes effective and irrevocable (the “Release Effective Date”). The first installment shall be a “catch-up” payment equal to Executive’s base salary rate for the period of time following the Separation Date through the date such first installment is paid, and the balance of the severance shall be paid in regular installments payable according to the normal payroll practices of the Company. Executive understands and agrees all benefits will cease on the Separation Date except, if applicable, subsidized COBRA benefits for the Salary Continuation period. If Executive elects to continue applicable benefits under COBRA during the Salary Continuation period, Executive will continue to be required to pay the then-applicable required employee contribution for said benefits (“COBRA Subsidy”). Executive will not be eligible to contribute to the 401(k) Plan, or any other retirement or deferred compensation plans, and no paid time off or vacation will be earned or accrued. If Executive dies prior to the expiration of the Salary Continuation period, Executive (or Executive’s estate, as applicable) will receive a lump sum payment for the remainder of the Salary Continuation period in a final paycheck within thirty (30) days after the Company receives notice. If Salary Continuation ceases for any reason, the COBRA Subsidy shall also cease as of the effective date that Salary Continuation ceases. All Salary Continuation shall be deposited in accordance with Executive’s direct deposit instructions on file with the Company and in accordance with the Company’s regular payroll practices in effect at the time.

b.
The outstanding equity awards covering shares of common stock of Caesars Entertainment Corporation held by the Executive and unvested as of the Separation Date granted under the Caesars Entertainment Corporation 2012 and 2017 Performance Incentive Plans, each as set forth on Exhibit B, Schedule A attached hereto, will immediately vest in full upon the Release Effective Date (at target level with respect to performance-vesting restricted stock awards) and any stock options that are vested and outstanding as of the Release Effective Date shall remain exercisable for a period of up to 120 days following the Separation Date, but in no event beyond the original term of such options; provided that such awards will be settled in accordance with the terms of the applicable award agreement and incentive plan. Notwithstanding the foregoing, (A) any outstanding stock options covering shares of common stock of Caesars Entertainment Corporation that vest based on performance shall not be accelerated and shall be cancelled as of the Termination Date; and (B) any outstanding Caesars Entertainment Corporation restricted stock units granted during 2018 that vest in respect of performance conditions shall remain outstanding and be paid out in accordance with the terms of the applicable award agreement and incentive plan;

c.
Executive’s outstanding cash retention award granted under the Caesars Entertainment Corporation 2017 Performance Incentive Plan, pursuant to that certain Form of Cash Award Agreement, by and between Caesars Entertainment Corporation and Executive, dated December 12, 2018, as amended, shall accelerate and vest upon the Release Effective Date, and shall be paid in a single lump-sum within thirty (30) days of the Release Effective Date;

d.	The Company will pay Executive a pro rata bonus for fiscal year 2019 based on actual performance and services through the Separation Date, payable in a single lump-sum at the same time annual bonuses are paid to active officers. If Executive dies prior to the date of payout, the bonus will be paid to Executive’s estate; and

e.	The Company will provide Executive with outplacement support in accordance with the terms of the Caesars Enterprise Services, LLC Severance Pay Program, as amended.

All payments under this Section will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation, and the Company will be entitled to withhold any and all such taxes from amounts payable under this Section. Executive agrees that the payments and benefits listed in this Section 1 shall constitute the entire monetary consideration provided to Executive under this Agreement, and that Executive will not seek any further compensation for any other money owed including, without limitation, any damage, costs, or attorneys’ fees in connection with the matters encompassed in this Agreement.

Executive understands that the consideration described in this Section is not automatically provided to every employee, and it is in addition to anything to which Executive already is entitled. Executive further acknowledges that none of the payments or benefits described in this Section will be paid or provided to Executive if he chooses to revoke this Agreement.

2.    Complete Release of All Claims. In consideration for the promises set forth in this Agreement, Executive for himself, his heirs, representatives, attorneys, executors, administrators, successors, relatives, and assigns, knowingly and voluntarily releases and forever discharges the Company, its parent entities, owners, affiliates, subsidiaries, divisions, predecessors, insurers, reinsurers, successors, and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their representative capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Released Parties”), of and from any and all claims, known and unknown, asserted or unasserted, contingent or actual, which the Executive has or may have against the Released Parties as of the date Executive executes this Agreement, including, but not limited to, any alleged violation of all common law, public policy, contract, tort (whether negligent or intentional), or other claims of any kind, whether under asserted under federal, state or local law, as well as all claims Executive might have under or pursuant to inter alia, the Age Discrimination in Employment Act (ADEA); the WARN Act; Title VII of the Civil Rights Act of 1964; Sections 1981 and 1983 of the Civil Rights Act of 1866; the Americans With Disabilities Act (ADA), as amended; the Family and Medical Leave Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Equal Pay Act, the Occupational Safety and Health Act; the Employee Retirement Income Security Act of 1974 (ERISA); Nevada statutes on Compensation, Wages and Hours, Nev. Rev. Stat. Chapter 608; Nevada statutes on Employment Practices, Nev. Rev. Stat. Chapter 613; Nevada Occupational Safety & Health statutes; any other federal, state or local law, rule, regulation, or ordinance; and any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding the foregoing, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

2.1    No Other Pending Claims. Executive represents and affirms that, prior to signing this Separation Agreement, Executive has not filed or pursued any complaints, charges, or lawsuits of any kind with any court, governmental or administrative agency, arbitrator, or other forum against the Company or any of the other Released Parties, asserting any claims whatsoever. Executive represents and warrants that he has been granted all leave (paid or unpaid) to which he was entitled under the federal Family and Medical Leave Act and any similar state or local law and that he has not been discriminated or retaliated against due to the exercise of rights, if any, under the federal Family and Medical Leave Act or any similar state or local law.

2.2    Claims Not Released. Executive is not waiving any rights Executive may have to: (a) Executive’s own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; and/or (d) enforce this Agreement.

2.3    Provisions Related to Sexual Harassment Claims. Notwithstanding the general release of all claims, known or unknown, freely and expressly given by Executive in this Agreement,  Executive represents, warrants and agrees that Executive has not raised, nor ever had, claims involving sexual harassment or sexual abuse while employed by the Company, and the compensation in this Agreement has no relation to sexual harassment or sexual abuse.

3.    Cooperation Required. Executive agrees that, as requested by the Company, Executive will cooperate fully with the Company or its representatives in any investigation, proceeding, administrative review or litigation brought against the Company or any Released Party by any government agency or private party pertaining to matters occurring during Executive’s employment with the Company or any Released Party. If Executive incurs out-of-pocket expenses in assisting the Company or any affiliate at its request, the Company will mail to Executive a reimbursement check for those expenses within fifteen (15) days after it receives a request for payment, along with satisfactory written substantiation of the claimed expenses.

4.    Agreement Not to Seek or Accept Future Employment. Executive agrees that, because of circumstances unique to the termination, Executive is not qualified for reemployment with the Company, or any subsidiaries or affiliates of either the Company or Caesars Entertainment Corporation (collectively, “Caesars”) or Eldorado Resorts, Inc. or any subsidiaries or affiliates of Eldorado Resorts, Inc. (collectively, “Eldorado”) prior to the later of (i) the end of the Salary Continuation period, and (ii) the anticipated closing date of its merger with Caesars. For the purposes of clarification, this provision does not apply to any business entity that is not owned by, a subsidiary of, or affiliated with Caesars or Eldorado as of the date Executive executes this Agreement. Executive further agrees that in the event Executive does apply for such employment with Caesars or Eldorado, Executive’s application may be rejected legitimately and lawfully solely because Executive breached this promise.

5.    Neutral Reference. Executive will not direct any prospective employers to contact any Company employee or manager. Rather, Executive will direct any prospective employers to contact “The Work Number,” an automated third-party service that the Company uses for employment verification at (800) 367-5690 or www.theworknumber.com. The prospective employer must provide the Company’s number (10587). The prospective employer should be able to verify Executive’s dates of service, job title, salary, and current employment status. Information regarding eligibility for rehire will not be provided. Company will exercise good faith efforts to provide only this information but, due to the size and number of employees at the Company, and due to the confidential nature of this settlement, Company is not responsible for statements made by Company personnel if prospective employers contact anyone at Company individually instead of The Work Number. Notwithstading the foregoing, Executive may use Anthony Rodio as a reference and may direct any prospective employers to contact Mr. Rodio.

6.    Return of Company Property, Confidentiality and Non-Disparagement.

6.1    Return of Company Property. Executive has returned or will return to the Company within five (5) business days of the Separation Date, all Company property including but not limited to credit cards, mobile telephone(s), computer(s), portable devices, keys, building passes, security passes, access or identification cards, thumb drives , equipment, supplies, records, files, handbooks, guidelines, materials, documents, and all other property belonging to the Company, whether in physical or electronic form, and all copies thereof. The deletion or removal of any Company records, files, documents, information or data shall be a breach of this Agreement.

6.2    Confidentiality of Agreement. Executive understands, acknowledges, and agrees that, unless disclosure is otherwise required by applicable law or regulation including disclosure(s) required by any gaming regulatory authority, the fact or content of this Agreement, and all the terms contained herein, are confidential and shall not be disclosed by Executive to any person or entity by Executive except that Executive may discuss the terms of this Agreement with Executive’s spouse, attorney, and tax advisor rendering professional services regarding the consideration provided to Executive pursuant to this Agreement, provided that each such individual agrees to keep such information strictly confidential and disclose it to no other person. Executive agrees that if any such individual to whom Executive discloses information regarding the terms of this Agreement then discloses such information to any other person, Executive will be personally liable for such disclosure as a breach of this Agreement. Executive affirms that Executive has not made any prior disclosures that, if made after the Signature Date, would have violated this confidentiality obligation.

Executive further understands that this Agreement does not limit Executive’s ability to disclose information to any gaming regulator upon the request of the gaming regulator or communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the company. Nothing in this Agreement is intended to or will prevent Executive from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding.

6.3    Confidentiality of Business Information. Executive agrees the Company and Released Parties are engaged in a highly competitive gaming, entertainment, and hospitality business (hereafter the “Business of the Company”). The Business of the Company has required and continues to require the expenditure of substantial amounts of money and the use of skills developed over a long period of time. As a result of these investments of money, skill and time, the Company and Released Parties have developed during Executive’s employment, and will continue to develop, certain valuable business information, trade secrets, and Confidential Business Information (as defined in Section 6.3.2 below), that are peculiar to the Business of the Company and the disclosure and/or use of which would cause the Company and Released Parties great and irreparable harm. Executive acknowledges that by virtue of Executive’s position and in the course of Executive performing Executive’s duties and responsibilities, Executive gained intimate knowledge of and access to the Company’s business information and became specifically and generally acquainted with the Company’s operations and relationships. Executive further acknowledges that such information and relationships are and will remain highly valuable to the Company and that, for this reason, Executive shall not disclose the Company’s business information without the express written consent of an authorized representative of the Company.

6.3.1    Handling Confidential Business Information. Executive agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Business Information in Executive’s possession, custody or control. In consideration of the compensation and other items of benefit provided for in this Agreement, Executive agrees not to, at any time, either during Executive’s employment or thereafter, divulge, post, use, publish, or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Business Information, except (i) with the express written consent of the Company’s CEO or General

Counsel, (ii) to the extent that any such information is in or becomes in the public domain other than as a result of Executive’s breach of any of obligations, or (iii) where required to be disclosed by court order, subpoena or other government process (including but not limited to disclosure(s) required by any gaming regulatory authority) and in such event, provided that Executive notifies the Company in writing within three (3) days of receiving such order, subpoena, or process, cooperates with the Company in seeking an appropriate protective order and in attempting to keep such information confidential to the maximum extent possible.
6.3.2    Confidential Business Information Defined. “Confidential Business Information” as used in this Agreement means any and all confidential and/or proprietary knowledge, data, or information of the Company or any Subsidiary or Affiliate, including, without limitation, any: (A) food and beverage procedures, recipes, finances, financial management systems, player identification systems (Caesars Rewards), pricing systems, organizational charts, salary and benefit programs, and training programs, (B) trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source or object codes, data, programs, software source documents, data, film, audio and digital recordings, works of authorship, know-how, improvements, discoveries, developments, designs or techniques, intellectual property or other work product of the Company or any Affiliate, whether or not patentable or registrable under trademark, copyright, patent, or similar laws; (C) information regarding plans for research, development, new service offerings and/or products, marketing, advertising, and selling, distribution, business plans, business forecasts, budgets, and unpublished financial statements, licenses, prices, costs, suppliers, customers, or distribution arrangements; (D) non-public information regarding or collected from employees, suppliers, customers, clients, suppliers, vendors, agents, and/or independent contractors of the Company or any Subsidiary or Affiliate; (E) concepts and ideas relating to the development and distribution of content in any medium or to the current, future, or proposed business opportunities, products or services of the Company or any Subsidiary or Affiliate; or (F) any other information, data, or the like that is designated as confidential or treated as confidential by the Company or any of its Subsidiaries or Affiliates.

6.4    Defend Trade Secrets Act. Under the Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.5    Non-Disparagement. Executive agrees not to criticize, denigrate, or otherwise disparage Caesars, any other Released Party, Eldorado or any of Caesars or Eldorado’s products, processes, policies, practices, services, standards of business conduct, officers, directors, senior executives or employees and will not disrupt Caesar’s or Eldorado’s businesses in any manner. Nothing in this section, however, shall prohibit Executive from providing truthful information in compliance with any lawful subpoena or court order or otherwise complying with directives given by entities or individuals authorized by law to compel information from Executive regarding the Company or any of the Released Parties, in each case, pursuant to applicable law that cannot be waived by agreement.

7.    Consequence of Executive’s Breach. Executive understands acknowledges that the Executive’s obligations set forth in this Agreement, including the confidentiality, return of Company property and non-disparagement obligations set forth in Section 6 and its subsections above, and Executive’s post-employment obligations, terms and conditions set forth in Section 10 of the Employment Agreement (“Restrictive Covenants”) are an important, material part of the consideration Executive is giving to the Company in this Agreement and that it would be very difficult for the Company to quantify the effect of a breach of these provisions or the Restrictive Covenants, and that, accordingly, injunctive relief is an appropriate remedy for any breach of these provisions or the Restrictive Covenants, whether by Executive or by any person to whom Executive or Executive’s agent or agents have divulged information regarding the terms of this Agreement. Additionally, if the Company receives evidence that Executive has breached any material provision of this Agreement, including, without limitation, the confidentiality, return of Company property and non-disparagement obligations set forth in this Agreement, or the Restrictive Covenants, Executive’s Salary Continuation pay, COBRA Subsidy and any other payments under Section 1 of this Agreement shall cease and the Company’s covenants hereunder shall be deemed null and void in their entirety.

8.    Dispute Resolution. Any dispute arising in connection with the validity, interpretation, enforcement, or breach of this Agreement; under any statute, regulation, ordinance or the common law; or otherwise arising between Executive, on the one hand, and the Company or any of its Subsidiaries or Affiliates, on the other hand, the Parties, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in Las Vegas, Nevada, and the arbitrator will apply the law of the State of Nevada, including federal law as applied in the State of Nevada. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules, as modified by the terms set forth in this Agreement. The arbitration will be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and shall have prior experience arbitrating employment disputes. The Company will pay the fees and costs of the Arbitrator and/or the AAA, except that Executive will be responsible for paying the applicable filing fee not to exceed the fee that Executive would otherwise pay to file a lawsuit asserting the same claim in court. The arbitrator shall not have the authority to modify the terms of this Agreement except to the extent that the Agreement violates any governing statute, in which case the arbitrator may modify the Agreement solely as necessary to not conflict with such statute. The Arbitrator shall have the authority to award any remedy or relief that a court in Nevada could grant in conformity with the applicable law on the basis of claims actually made in the arbitration. The Arbitrator shall render an award and written opinion which shall set forth the factual and legal basis for the award. The award of the arbitrator shall be final and binding on the Parties, and judgment on the award may be confirmed and entered in any state or federal court located in Clark County, Nevada. The arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with any such a claim, or the result of any arbitration (collectively, “Arbitration Materials”), to any third party, with the sole exception of Executive’s legal counsel, who Executive shall ensure adheres to all confidentiality terms in this Agreement. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts in Clark County, Nevada and agree to venue in that jurisdiction. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all confidential information, including but not limited to Confidential Business Information, under seal to the extent possible, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. Each party agrees to pay its own costs and fees in connection with any arbitration of a dispute arising under this Agreement, and any court proceeding arising therefrom, regardless of outcome. To the extent any dispute is found not to be subject to this arbitration provision, both Executive and the Company hereby waive their respective rights to trial by jury. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS SECTION 8, VOLUNTARILY AGREES TO ARBITRATE ALL DISPUTES, AND HAS HAD THE OPPORTUNITY TO REVIEW THE PROVISIONS OF THIS SECTION WITH ANY ADVISORS AS EXECUTIVE CONSIDERED NECESSARY. BY SIGNING THIS SEPARATION AGREEMENT, EXECUTIVE SIGNIFIES EXECUTIVE’S UNDERSTANDING AND AGREEMENT TO THIS SECTION.

9.     409A Provisions. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of such provision. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if Executive is a “specified employee” within the meaning of Section 409A of the Code as of the Separation Date, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided within thirty (30) days following the earlier of (i) the date which is six (6) months after Executive’s separation from service (as defined in Section 409A of the Code and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death. Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code and such date shall be the Separation Date for purposes of this Agreement. Each separately identified amount to which Executive is entitled under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In addition, to the extent possible under Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise if such designation would constitute a “deferral of compensation” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any of the foregoing to the contrary, the Company and its officers, directors, employees, agents, and representatives make no guarantee or representation that the payments or benefits provided under this Agreement comply with, or are exempt from, the provisions of Section 409A of the Code, and none of the foregoing shall have any liability or other obligation to indemnify or hold harmless Executive or any beneficiary of Executive for any Tax, additional tax, interest or penalties that Executive or any beneficiary of Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.
10.    Knowing and Voluntary Waiver/ADEA Waiver. Executive represents, warrants and agrees that Executive has carefully read and fully understands all of the provisions of this Agreement, knowingly and voluntarily agrees to all of the terms set forth in this Agreement, and knowingly and voluntarily intends to be legally bound by all of the terms set forth in this Agreement. Executive has been advised by the Company to consider the terms of this Agreement and consult with an attorney of Executive’s choice prior to executing this Agreement. Executive agrees that by signing this Agreement, Executive waives any claims Executive may have under the Age Discrimination in Employment Act of 1967 (the ADEA) up to Signature Date (the “ADEA Release”). Executive has, if Executive wishes, twenty-one (21) days to consider this Agreement prior to signing it, and seven (7) days after the Signature Date to revoke Executive’s signature (the “Revocation Expiration Date”). Any revocation within this seven (7) day period must be submitted, in writing via US Mail (registered or certified; return receipt requested) or via email (with a copy to follow US Mail), to Corporate Human Resources, 1 Caesars Palace Drive, Las Vegas, Nevada 89109, mheidke@caesars.com, and state, “I hereby revoke my acceptance of our Separation Agreement and General Release.” For this revocation to be effective, the written notice must be received by Corporate Human Resources no later than the close of business on the seventh (7th) calendar day after the Signature Date. If Executive revokes this Agreement, it shall not be effective or enforceable and Executive will not receive the consideration stated herein. This Agreement does not prevent Executive from raising an age discrimination claim arising from facts and events occurring after the Revocation Expiration Date.

The termination of Executive’s employment is the result of Executive’s decision to participate in Caesars Entertainment Corporation 2019 Voluntary Severance Program. Attachment “A” to this Agreement is a schedule reflecting the job titles and ages of all persons who did and did not participate in the program.

11.    Miscellaneous.

11.1    Medicare Beneficiary Reporting. This Agreement requires a release of all claims, including personal injury claims. Therefore, the Company may report the amount of this settlement in the quarter following the settlement date to the Centers for Medicare and Medicaid Services (CMS). Please consult Section 111 of the Medicare, Medicaid and SCHIP Extension Act of 2007 and the CMS User Guide for additional information on the reporting requirements.

11.2    Attorneys’ Consultation, Fees and Costs. Executive has been advised by the Company to consider the terms of this Agreement and consult with an attorney of Executive’s choice prior to executing this Agreement.    The Parties agree that each shall bear its own attorney’s fees and costs in connection with the negotiation and execution of this Agreement.

11.3    Transfer of Claims. Executive has not transferred or assigned, or purported to transfer or assign, to any person or entity, any claim described in this Agreement.

11.4    Governing Law. This Agreement shall be governed by, construed in, and enforced exclusively in accordance with the laws of Nevada without regard to its conflict of laws provisions. Any action, suit or proceeding involving this Agreement shall be initiated solely in the state or federal courts located in Las Vegas, Nevada.

11.5    Attorney’s Fees. In the event of any action, suit or proceeding in connection with this Agreement, the prevailing party shall be entitled to recover its actual and reasonable attorney’s fees in connection therewith.

11.6    No Admission of Wrongdoing. The Parties have entered into this Agreement solely to resolve any disputed claims that may exist between them. Neither the fact of this Agreement nor any of its parts shall be construed as an admission of wrongdoing or liability.

11.7    Severability. Should any provision in this Agreement be determined to be invalid, the validity of the remaining provisions shall not be affected thereby, and the invalid provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable.

11.8    Entire Agreement. This Agreement sets forth the entire agreement between the Parties and supersedes any prior agreements between the Parties pertaining to the subject matter of this Agreement, except that the claw-back provisions set forth in Section 5 of the Employment Agreement and Article 10 and Section 8, as applicable, of the Caesars Entertainment Corporation 2012 and 2017 Performance Incentive Plans and the Restrictive Covenants in the Employment Agreement shall remain in full force and effect as set forth therein, and are incorporated into this Agreement as though fully set forth. In addition, Section 10(c) of the Employment Agreement is modified such that “Competitive Business” shall mean MGM Resorts International, Las Vegas Sands Corporation, Wynn Resorts, Boyd Gaming Corporation, and Penn National Gaming and any other casino, casino/resort, casino/hotel, internet gaming, other gaming venture or entity, in each case, with more than 10,000 employees and headquartered in Las Vegas, Nevada, in exchange for the Executive’s agreement to double the time period set forth in Sections 10(d) and 10(e) in which the Executive is prohibited from soliciting any employees or service providers or existing or prospective customer, client, supplier or vendor of the Company or its subsidiaries or affiliates without the prior written permission of the Company. Executive has previously executed a Confidentiality Agreement, the terms of which will likewise survive the execution of this Agreement. To the extent any conflict exists between provisions contained in this Agreement and Section 10 of the Employment Agreement or the Confidentiality Agreement, the provision that is more protective of the Company shall control to the extent such provision is enforceable by law. If Executive violates any of the provisions of the Confidentiality Agreement or set forth in Section 10 of the Employment Agreement, such violation will constitute a breach of this Agreement, and shall be subject to the provisions of Section 7 of this Agreement.

11.9    Neutral Interpretation. The Parties have both participated in the negotiation and preparation of this Agreement. The provisions of this Agreement shall not be construed for or against a Party because such Party’s counsel drafted this Agreement, and all rules of construction in this regard are hereby waived.

11.10    No Representations. The Parties acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made by any other party or that party’s agents, representatives, or attorneys to induce the execution of this Agreement. The Parties further agree that Executive has not relied upon any advice whatsoever from the Company or its attorneys.

11.11    No Modification or Waiver. No modification or waiver of the terms of this Agreement shall be effective unless it appears in a writing signed by all Parties to this Agreement.

11.12    Successors. This Agreement shall be binding upon the Parties, and their heirs, representatives, executors, administrators, successors, and assigns, and shall inure to the benefit of each and all of the Released Parties, and to their heirs, representatives, executors, administrators, successors, and assignees.

11.13.    Counterparts. This Agreement may be executed in one or more counterparts including, without limitation, facsimile and electronic counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

11.14.    Clawback.    Notwithstanding anything to the contrary contained herein: if, at any time after Executive’s termination from employment or services with the Company, the Company determines in its discretion that the Company had grounds to terminate the Executive for “cause” (as defined in the Employment Agreement) or if the Company receives evidence that Executive has breached its obligations under this Agreement, including, without limitation, the confidentiality, return of Company property and non-disparagement obligations set forth in this Agreement or the Restrictive Covenants, then Executive’s Salary Continuation pay, COBRA Subsidy and any other payments under Section 1 of this Agreement shall cease and (a) any outstanding, vested or unvested, earned or unearned portion of an award covering shares of common stock of Caesars Entertainment Corporation that is held by Executive may, at the Company’s discretion, be canceled without payment therefor and (b) the Company, in its discretion, may require the Executive, to forfeit and pay over to the Company, on demand, all or any portion of the Salary Continuation pay or other compensation paid or payable hereunder and any compensation, gain or other value (whether or not taxable) realized on the vesting, payment or settlement of any award covering shares of common stock of Caesars Entertainment Corporation.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed and effective as of the Signature Date.

CAESARS ENTERPRISE SERVICES, LLC

By:    /s/ Monica Digilio____________
Name:     Monica Digilio
Title: Executive Vice President and
     Chief Human Resources Officer

Executive:

/s/ Les Ottolenghi__________________
Les Ottolenghi

Attachment A

SCHEDULE TO RELEASE & SEPARATION AGREEMENT
The following is a listing of the ages and job titles of persons within Caesars Services Enterprises LLC who did and did not participate in Caesars Entertainment Corporation 2019 Voluntary Severance Program.

EXHIBIT B

Schedule A

Caesars Entertainment Corporation Equity Awards Subject to Acceleration

Award Type	Grant Date	Number of Unvested Shares
Restricted Stock Unit (RSU)	October 6, 2017	88,624
Restricted Stock Unit (RSU)	April 2, 2018	30,865
Performance Stock Unit (PSU)	March 28, 2019	52,630
Restricted Stock Unit (RSU)	March 28, 2019	62,298

Schedule B

Caesars Entertainment Corporation Equity Awards Remaining Outstanding and Paid Out in Accordance With the Terms of the Applicable Award Agreement and Incentive Plan

Award Type	Grant Date	Number of Unvested Shares
Performance Stock Unit (PSU)	April 2, 2018	31,636

16